CONTACT:        Kenneth Wagner, SVP Investor Relations
                Provident Financial Services, Inc.
                (201) 915-5344

FOR IMMEDIATE RELEASE:  April 27, 2006

                       PROVIDENT FINANCIAL SERVICES, INC.
                      ANNOUNCES 2006 ANNUAL MEETING RESULTS


Jersey City, New Jersey

     Provident Financial Services, Inc. (NYSE: PFS) ("Provident") held its 2006 Annual Meeting of Stockholders on Wednesday, April 26, 2006, at 10:00 a.m. local time, at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey.

     At the Annual Meeting, Geoffrey M. Connor, Christopher Martin, Edward O'Donnell, Thomas E. Sheenan and Jeffries Shein were elected to the Board of Directors, each for a three-year term. Provident's stockholders also ratified the appointment of KPMG LLP as Provident's independent auditors for the year ending December 31, 2006.

     Provident also announced that J. Martin Comey, whose term expired as of the Annual Meeting, and David Leff, whose term expires in 2007, retired from Provident's Board of Directors in accordance with Provident's retirement policy for directors. As a result of these retirements, the size of Provident's Board of Directors was reduced from 15 to 13 members. Both Mr. Comey and Mr. Leff have been appointed as Directors Emeritus of The Provident Bank.

     Provident is the bank holding company for The Provident Bank, a community-oriented bank that offers a full range of retail and commercial loan products. The Bank currently operates 76 full service branches throughout northern and central New Jersey.